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                                                                    Exhibit 23.0

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Octel Communications Corporation

      We consent to incorporation by reference in the registration statements Nos. 33-22121, 33-33568 and 33-38888 on Form S-3 and Nos. 33-26343, 33-49046
and 33-56510 on Form S-8 of Octel Communications Corporation and subsidiaries of our report dated July 27, 1994, relating to the consolidated balance sheets of Octel Communications Corporation and subsidiaries as of June 30, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1994, and all related schedules, which report appears in the Octel Communications Corporation Annual Report on Form 10-K for fiscal year 1994.

                                          KPMG PEAT MARWICK LLP



Palo Alto, California
September 26, 1994